Exhibit 99.1

PRIMUS TELECOMMUNICATIONS GROUP SUCCESSFULLY

EMERGES FROM CHAPTER 11

McLEAN, VA — (MARKET WIRE) – July 1, 2009 – Primus Telecommunications Group, Incorporated (“Group”), together with three affiliated non-operating holding companies, Primus Telecommunications Holding, Inc. (“Holding”), Primus Telecommunications International, Inc. and Primus Telecommunications IHC, Inc. (“IHC” and together, the “Holding Companies”), today completed the necessary steps to implement their consensual Plan of Reorganization and have successfully emerged from Chapter 11 bankruptcy protection. The Plan of Reorganization was confirmed on June 12, 2009.

Chairman and Chief Executive Officer K. Paul Singh said, “This is an exciting day for PRIMUS which marks the official completion of our financial restructuring. We emerge with significantly reduced debt and a strengthened capital structure.” Under the terms of the Plan of Reorganization PRIMUS has reduced its debt by $316 million, or 55%, and will emerge from bankruptcy with approximately $255 million of debt. Additionally, PRIMUS reduced interest payments by approximately 50% and extended certain debt maturities.

On July 1, 2009 (the “Effective Date”), Group’s common stock was cancelled and Group issued 4,800,000 shares of common stock, par value of $0.001 per share (the “New Common Stock”) to holders of IHC’s 14 1/4% Senior Secured Notes due 2011 and 4,800,000 shares of New Common Stock to holders of the 5% Exchangeable Senior Notes due 2010 and 8% Senior Notes due 2014 issued by Holding (collectively, the “Holding Notes”). The 9,600,000 aggregate shares of New Common Stock represent 100% of the issued and outstanding common stock of reorganized Group as of the Effective Date. The Company expects the New Common Stock to be traded on the OTC Bulletin Board within a few days of the Effective Date.

On the Effective Date, the Holding Notes and the 3 3/4% Senior Notes due 2010, the 12 3/4% Senior Notes due 2009 and the Step Up Convertible Subordinated Debentures due 2009 issued by Group (collectively, the “Group Notes”) were cancelled. Also, on the Effective Date, $173 million of outstanding 14 1/4% Senior Secured Notes due 2011 were cancelled and replaced with $123 million of 14 1/4% Senior Subordinated Secured Notes of IHC with an extended maturity until 2013, and $96 million in an outstanding variable rate Term Loan due 2011 issued by Holding was reinstated and amended.

Also on the Effective Date, Group issued Class A warrants to purchase up to an aggregate of 3,000,000 shares of New Common Stock to holders of the Holding Notes and Class B warrants to purchase up to an aggregate of 1,500,000 shares of New Common Stock to holders of the Group Notes. The warrants have a five-year term. The Class A warrants consist of three classes of 1,000,000 each entitling the holders to purchase up to 1,000,000 shares of New Common Stock at an initial exercise prices of $12.22 per share, $16.53 per share and $20.50 per share, respectively. The Class B warrants have a five-year term and entitle the holders to purchase up to 1,500,000 shares of New Common Stock at an initial exercise price of $26.01 per share. Group also issued to holders of the Old Common Stock a pro rata share of contingent value rights representing the right to receive up to 2,665,000 shares of New Common Stock after the equity value reaches a certain threshold.

On the Effective Date, Group’s new Management Compensation Plan became effective and grants to acquire shares of New Common Stock were reserved for certain senior officers and employees of Group and its operating subsidiaries as follows: 400,000 restricted stock units were reserved for certain senior officers; service-based stock options to purchase 400,000 shares of New Common Stock were granted to certain senior officers and employees; and performance-based stock options to purchase 100,000 shares of New Common Stock were granted to certain senior officers.

As planned, none of PRIMUS’s operating companies in the United States, Australia, Canada, India, Europe or Brazil were included in the restructuring. The operating units have and will continue to manage and to operate their businesses normally.

“Our ability to achieve an efficient and effective financial restructuring is due, in large part, to the dedication of our employees, the loyalty of our customers, and the support and cooperation of our vendors and major creditor groups,” said Mr. Singh. “We now ask them to join us as our new journey begins.”

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PRIMUS Telecommunications Group, Incorporated is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and Western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 500 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 18 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

Contact:

John DePodesta

Executive Vice President

PRIMUS Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com